Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN PLEDGED AS COLLATERAL PURSUANT TO THAT CERTAIN STOCKHOLDER RIGHTS AGREEMENT, DATED AS OF SEPTEMBER 13, 2011 BY AND AMONG SMART SAND, INC. AND THE PARTIES THERETO, AND MAY NOT BE OFFERED, SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS PROVIDED IN SUCH AGREEMENT.

Warrant No. 1	September 13, 2011

SMART SAND, INC.

Common Stock Purchase Warrant

Smart Sand, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Keystone Cranberry, LLC (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, (i) on and following an Exercise Event and prior to the Expiration Date, 1,181,818 shares, and (ii) on and following a Second Tranche Failure to Fund Exercise Event and prior to the Expiration Date, up to the Open Warrants Number of Shares, in each case as adjusted from time to time pursuant to the provisions of this warrant, of Common Stock of the Company (the “Common Stock”), at a purchase price of $0.01 per share (the “Purchase Price”). The shares purchasable upon exercise of this Common Stock Purchase Warrant (this “Warrant”), as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Stock”. Terms left undefined in this Warrant shall have the meanings ascribed to them in that certain Securities Purchase Agreement dated as of September 13, 2011, among the Company and the other parties thereto (the “Securities Purchase Agreement”). All share numbers used herein reflect a 3,500 for 1 stock split, effected pursuant to that certain Amended and Restated Certificate of Incorporation of the Company, which was filed with the Secretary of State of the State of Delaware prior to the issuance of this Warrant.

1.    Exercise.

1.1    Right to Exercise. This Warrant shall be exercisable, in whole or in part, on and after the earlier of (i) the Performance Incentive Determination Date, (ii) the Change in Control Exercise Time, and (iii) the Qualified Market Cap Date each as defined below, and prior to the Expiration Date (each referred to as an “Exercise Event”). In addition, this Warrant shall be exercisable, in whole or in part, up to the Open Warrants Number of Shares, upon a Second Tranche Failure to Fund Exercise Event prior to the Expiration Date.

A “Change in Control” shall mean the occurrence of any of the following:

(a)    at any time prior to the third year anniversary of the date of issuance of this Warrant a transaction or series of related transactions in which the stockholders of the Company immediately before any such transaction do not retain immediately after such transactions direct or indirect beneficial ownership of more than fifty percent (50%) of the total outstanding shares of Common Stock;

(b)    at any time, a transaction or series of related transactions in which (A) the stockholders of the Company immediately before any such transaction do not retain immediately after such transactions direct or indirect beneficial ownership of at least sixty percent (60%) of the total outstanding shares of Common Stock, and (B) such transaction(s) implies a valuation of the outstanding shares of Common Stock of at least $300 million, provided that if such transaction is in connection with an Initial Public Offering (as defined below), the Change in Control Exercise Time shall be based on the Qualified Market Cap Date.

(c)    at any time prior to the third year anniversary of the date of issuance of this Warrant, the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Company and its subsidiaries taken as a whole, to any “person” or “persons” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended); or

(d)    at any time, the adoption of a plan relating to the liquidation or dissolution of the Company (other than in connection with a transaction addressed in any of clauses (i) through (iii)).

The “Change in Control Exercise Time” shall mean the time immediately prior to the Company’s consummation of a Change in Control.

“EBITDA” shall mean the net income, calculated in accordance with U.S. Generally Accepted Accounting Principles, set forth on the Company’s monthly financial statements delivered pursuant to Section 7.1 of that certain Stockholder Rights Agreement dated as of September 13, 2011 (the “Stockholder Rights Agreement”) adjusted to exclude interest, taxes, depreciation, and amortization.

A “Second Tranche Failure to Fund Exercise Event” shall mean the time at which there is a Second Tranche Failure to Fund Event, as defined in the Securities Purchase Agreement.

“Open Warrants Number of Shares” shall mean the maximum number of shares of Warrant Stock issuable pursuant to this Warrant, multiplied by (A) 26 million less the number of dollars funded in all prior Second Tranche Fundings, if any, divided by (B) 26 million.

The “Performance Incentive Determination Date” shall mean the date upon which the Company has achieved EBITDA in excess of the Target EBITDA over any twenty-four (24) month period; provided, that in the event the Board of Directors, including each Preferred Director do not agree on EBITDA and the Performance Incentive Determination Date within 30 days of good faith negotiation with respect thereto, then each shall be determined by a third party financial expert that is mutually agreeable to a Warrant Holder Majority Interest and the Preferred Majority Interest (the “Third Party”), whose decision shall be binding on the parties (with the cost of the Third Party’s valuation services with respect thereto paid by the Company).

The “Qualified Market Cap Date” shall mean the date immediately following the twentieth (20th) consecutive trading day on which the Common Stock is actively traded on a national securities exchange with a closing price per share of Common Stock such that the aggregate market value of such shares of Common Stock is at least $300 million for each of the twenty (20) trading days.

The “Target EBIDTA” shall mean:

(i)    $120 million, if there has not been of a Third Tranche Failure to Fund Event, as defined in the Securities Purchase Agreement; and

(ii)    if there has been a Third Tranche Failure to Fund Event, the number of dollars equal to: (a) one (1) minus ((A) the number of dollars that remain available for request as Third Tranche Fundings (calculated as 27 million less the Third Tranche Fundings provided by holders of Preferred Stock and their Affiliates, irrespective of whether funds have been obtained under Section 1.1.(c)(v) of the Securities Purchase Agreement), divided by (B) 75 million), multiplied by (b) 120 million.

The “Warrant Holder Majority Interest” shall mean the holders of this Warrant and identical warrants having the right to receive a majority of the shares of Common Stock issuable upon the full exercise of such warrants.

1.2    Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A, duly executed by the Registered Holder or by the Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder. In addition, unless the Registered Holder is already a party to the Stockholder Rights Agreement, upon any exercise of this Warrant, the Registered Holder shall execute and deliver to the Company a Joinder Agreement to the Stockholder Rights Agreement causing the Registered Holder to become a party thereto.

1.3    Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this

Warrant shall have been surrendered to the Company as provided in Section 1(b) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

1.4    Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(a)    a certificate or certificates for the number of shares of Warrant Stock to which the Registered Holder shall be entitled, and

(b)    in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above.

2.    Adjustments.

2.1    Stock Splits and Dividends. If the outstanding shares of Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares of Warrant Stock issuable upon the full exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

2.2    Reclassification, Etc. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 2(a); and in each such case, the terms of this Section 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

2.3    Merger, Consolidation Which Does Not Constitute Change in Control. In case the Company shall consolidate or merge with or into another entity where the Company is not the surviving entity and which does not constitute a Change in Control, and pursuant to the terms of such merger or consolidation, shares of common stock of the successor or acquiring entity, or any cash, shares of stock or other securities or property of any nature whatsoever in addition to or in lieu of common stock of the successor or acquiring entity (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Warrant Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring entity and Other Property receivable upon or as a result of such merger or consolidation by a holder of the number of shares of Common Stock issuable upon the full exercise of this Warrant. The foregoing provisions of this Section 2.3 shall similarly apply to successive mergers or consolidations which do not constitute a Change in Control.

2.4    Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3.    Transfers. Except for Affiliate Transfers, this Warrant may not be assigned or transferred by the Registered Holder without the prior written consent of the Company. As used herein, “Affiliate Transfers” means any assignment or transfer by the Registered Holder: (i) to its affiliates, stockholders, members, partners or other equity holders, (ii) for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or (iii) to any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Registered Holder or any such family members. Notwithstanding the foregoing, this Warrant may not be assigned or transferred to: a customer or competitor of, or lender to, the Company, in each case directly or indirectly, and as is determined by the Board of Directors of the Company, in its reasonable discretion.

4.    Representations and Warranties of Registered Holder. The Registered Holder represents, warrants and covenants to the Company as follows:

4.1    Purchase Entirely for Own Account. This Warrant is made with the Registered Holder in reliance upon such Registered Holder’s representation to the Company, which by such Registered Holder’s execution of this Warrant such Registered Holder hereby confirms, that this Warrant and the Warrant Stock are being acquired for investment for such Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the federal or state securities laws.

4.2    Investment Experience. The Registered Holder represents and warrants to the Company that it is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501. The Registered Holder represents that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant and the Warrant Stock. If an entity, the Registered Holder also represents it has not been organized solely for the purpose of acquiring this Warrant or the Warrant Stock.

4.3    Restricted Securities. The Registered Holder understands that this Warrant and the Warrant Stock to be purchased hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Registered Holder represents that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.4    Legends. It is understood that the certificates evidencing the Warrant Stock may bear a legend substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR, AT THE OPTION OF THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

In addition, the certificates evidencing the Warrant Stock may bear any legend required by the Company’s charter documents, or the laws of the State of Delaware and any other state or jurisdiction in which the securities will be issued.

5.    Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) the eight (8) year anniversary of the date this Warrant was issued; or (b) a Change in Control.

6.    Notices of Certain Transactions. In case:

6.1    the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

6.2    of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or Change in Control of the Company, or

6.3    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.    Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

8.    Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

9.    “Market Stand-Off” Agreement. The Registered Holder of this Warrant hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of the sale of shares of its Common Stock or any other equity securities for its own account under the Securities Act on a registration statement on Form S-l, Form S-2, or Form S-3, and ending on the date specified by Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the Company’s initial public offering of the Company’s Common Stock (the “Initial Public Offering”), which period may be extended upon the request of Company or managing underwriter, to the extent required by any Financial Industry Regulatory Authority, Inc. (“FINRA”) rules, for an additional period of up to eighteen (18) days if Company issues or proposes to issue an earnings or other public release within eighteen (18) days of the expiration of the 180-day lockup period, or (y) ninety (90) days in the case of any registration other than the Initial Public Offering, which period may be extended upon the request of Company or managing underwriter, to the extent required by any FINRA rules, for an additional period of up to eighteen (18) days if the Company issues or proposes to issue an earnings or other public release within eighteen (18) days of the expiration of the 90-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase;

or otherwise transfer or dispose of, directly or indirectly, this Warrant, any Warrant Stock, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Registered Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 9 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Registered Holder of this Warrant further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 9 or that are necessary or appropriate to give further effect thereto.

10.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11.    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed email or facsimile transmission, (iii) one (1) business day after deposit with a recognized overnight courier, or (iv) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, postage prepaid, return receipt requested, in each case addressed as provided by that certain Securities Purchase Agreement entered into between the Company and the Registered Holder as of even date herewith.

12.    No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13.    No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Board of Directors of the Company.

14.    Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

15.    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

16.    Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

This Warrant is issued as of the date first set forth above.

SMART SAND, INC.
a Delaware corporation

By:	/s/ Andrew Speaker

ACKNOWLEDGED AND AGREED:

Registered Holder:

KEYSTONE CRANBERRY, LLC

By:	/s/ Charles E. Young

Name:	Charles E. Young
Title:	Managing Partner

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Smart Sand, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No.     , hereby irrevocably elects to purchase         shares of the Common Stock covered by such Warrant and herewith makes payment of $                    , representing the full purchase price for such shares at the price per share provided for in such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 4 of the Warrant and by its signature below hereby makes such representations and warranties to the Company.

The undersigned further acknowledges the obligations and restrictions set forth in Sections 3 of the Warrant.

Signature:

Name (print):

Title (if applicable):

Company (if applicable):